Exhibit A

Dominick’s Finer Foods, LLC

401(k) Retirement Plan for

Union Employees

Financial Statements as of and for the Years

Ended December 31, 2008 and 2007,

Supplemental Schedule as of December 31,

2008 and Report of Independent Registered

Public Accounting Firm

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-10

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2008:

Form 5500, Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)	11

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2008 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2008 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/    Deloitte & Touche LLP

San Francisco, California

June 26, 2009

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2008 AND 2007

(In thousands)

	2008	2007
ASSETS:
Investments at fair value:
Mutual funds	$20,265	$82,303
Common/collective trusts	65,330	68,307
Safeway Inc. common stock	1,820	3,066
Short-term investment funds	—	10
Participant loans	5,136	5,529

Total investments at fair value	92,551	159,215

Receivables:
Due from broker for securities sold (See Note 9)	29,776	—
Participant contributions	59	169
Interest and dividends receivable	52	4

Total receivables	29,887	173

Total assets	122,438	159,388

LIABILITIES:
Accrued administrative expenses	8	157

Total liabilities	8	157

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	122,430	159,231
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	6,437	1,759

NET ASSETS AVAILABLE FOR BENEFITS	$128,867	$160,990

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

(In thousands)

	2008	2007
(REDUCTIONS) ADDITIONS:
Investment (loss) income:
Net (depreciation) appreciation in fair value of investments	$(31,953)	$868
Interest and dividends	5,760	7,800

Total investment (loss) income	(26,193)	8,668

Participant contributions	5,932	6,420
Rollover contributions	50	4

Total (reductions) additions, net	(20,211)	15,092

DEDUCTIONS:
Benefits paid to participants	(11,778)	(11,909)
Administrative expenses	(134)	(249)

Total deductions	(11,912)	(12,158)

(DECREASE) INCREASE IN NET ASSETS	(32,123)	2,934

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	160,990	158,056

End of year	$128,867	$160,990

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

1.	DESCRIPTION OF THE PLAN

The following description of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2008.

General—The Plan is a defined contribution plan available to Dominick’s Finer Foods, LLC (the “Company”) union employees who have attained age 21 and completed one month of employment. In November 1998, the Company was acquired by Safeway Inc. (“Safeway”), which assumed sponsorship of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). A portion of the Plan is designated as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in Safeway Inc. common stock to elect to receive dividends paid as cash or reinvested in additional shares of Safeway Inc. common stock. The Safeway Benefits Plans Committee controls and manages the operation and administration of the Plan.

Contributions—Employees may elect to contribute between 1% and 18% of their eligible pay, up to a maximum contribution of $15,500 for each 2008 and 2007, according to the Internal Revenue Code (the “Code”) limitations. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Code. There have been no employer contributions to the Plan.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan was Merrill Lynch through December 31, 2008. On January 1, 2009, J.P. Morgan Retirement Plan Services became the recordkeeper and JPMorgan Chase Bank, N.A. became the trustee of the Plan. See Note 9.

Investment Options—Participants may direct their accounts within any of the available funds listed in the accompanying Schedule of Assets (Held at End of Year), as elected by the participant. Participants may change their investment options on a daily basis.

Vesting—Participants are vested immediately in their contributions plus actual earnings thereon.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is adjusted for the participant’s contributions, income or loss thereon and withdrawals. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay $1 per month for administrative expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed five years, except where the loan is used to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the balance in the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the first business date of each month for loans processed in that week. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a one-time $50 fee for the loan. At December 31, 2008 and 2007, there were 732 and 790 loans outstanding, respectively, with interest rates ranging from 5.0% to 10.5%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. Hardship withdrawals are not permitted.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in Safeway Inc. common stock) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant’s or participant and spouse’s life expectancies if such balance exceeds $5,000. The optional forms of annuity payments are (i) a 10 or 15 Years Certain and Life Annuity, (ii) a Contingent Annuitant – Ten Years Certain and Life Annuity, (iii) a Flexible Installment Refund Annuity, or (iv) a 5, 10 or 15 Years Installment Refund Annuity. If a participant’s balance is less than $1,000, the participant must receive a lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although Safeway has not expressed any intent to terminate the Plan, it may do so at any time, subject to the provisions set forth in ERISA. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements of the Plan have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for a description of the valuation methodologies used in determining the fair value of the Plan’s investments.

In accordance with Financial Accounting Standards Board (“FASB”) Staff Position, AAG INV-1 and Statement of Position No. 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”), the statements of net assets available for benefits present investment contracts at fair value, as well as an additional line item showing an adjustment of the fully benefit-responsive contracts from fair value to contract value. The statements of changes in net assets available for benefits are presented on a contract value basis.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefit payments to participants are recorded upon distribution.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (the “Code”) limits.

Administrative Expenses—The Plan’s administrative expenses are either allocated to participant accounts or paid by the Plan’s sponsor.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

Risks and Uncertainties—The Plan utilizes various investment instruments, including common stock and mutual funds. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the financial statements.

3.	FAIR VALUE MEASUREMENTS

On January 1, 2008, the Plan adopted SFAS No. 157 and subsequently adopted certain staff positions relating to SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements, and therefore had no impact on the basic financial statements.

SFAS No. 157 prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The level within the fair value hierarchy is based on the lowest level of any input which is deemed significant to the fair value measurement.

Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2008 (in thousands):

		Fair Value Measurements
Description	Total	Level 1	Level 2	Level 3
Mutual funds	$20,265	$20,265	$—	$—
Common/collective trusts	65,330	—	65,330	—
Safeway Inc. common stock	1,820	1,820	—	—
Participant loans	5,136	—	—	5,136

Total	$92,551	$22,085	$65,330	$5,136

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 31, 2008 follows (in thousands):

Participant Loans
Balance as of January 1, 2008	$5,529
Additions, repayments, settlements, net	(393)

Balance as of December 31, 2008	$5,136

Below is a description of the valuation methodologies used for the fair value measurements.

Mutual funds. These investments are publicly traded investments which are valued using the Net Asset Value (“NAV”). The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.

Common/collective trusts. These investments are valued based on the NAV of the underlying investments. The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at a constant NAV of $1 per unit.

Safeway Inc. common stock. Safeway Inc. common stock is valued at the closing price as reported on the New York Stock Exchange Composite Tape.

Participant loans. Participant loans are valued at amortized cost, which approximates fair value. These loans are secured by vested account balances of the borrowing participants.

4.	INVESTMENTS

The fair values of individual investments that represent 5% or more of the Plan’s net assets available for benefits as of December 31, 2008 and 2007 were as follows (in thousands):

	2008	2007
SEI Stable Asset Fund	$65,330	$68,307
PIMCO Total Return Fund	9,674	8,798
Chesapeake Core Growth Fund	7,662	16,983
BlackRock S&P 500 Index Fund (See Note 9)	—	38,542
ING International Value Fund (See Note 9)	—	11,277

During 2008 and 2007, net (depreciation) appreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2008	2007
Mutual funds	$(30,817)	$911
Safeway Inc. common stock	(1,136)	(43)

Total (depreciation) appreciation in fair value of investments	$(31,953)	$868

5.	INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated March 31, 2003 stating that the Plan and related trust, as then designed, is qualified under the Code. Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

6.	COMMON/COLLECTIVE TRUSTS

The Plan invests in the SEI Stable Asset Fund, a common/collective trust. The beneficial interest of each participant is represented by units which are issued and redeemed daily at the constant NAV of $1 per unit. Distribution to the unit holders are declared daily from the net investment income and automatically reinvested in the SEI Stable Asset Fund on a monthly basis, when paid. Although it is not guaranteed, best efforts are used to maintain a constant NAV of $1 per unit.

Participants ordinarily may direct the withdrawal of transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the SEI Stable Asset Fund, plus earnings, less participant withdrawals and administrative expenses. Plan management believes that the occurrence of events that would cause the SEI Stable Asset Fund to transact at less than contract value is not probable.

7.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2008 and 2007, the Plan received $31,836 and $20,809, respectively, of dividend income on Safeway Inc. common stock.

Certain Plan investments are managed or significantly influenced by Merrill Lynch, trustee of the Plan through December 31, 2008. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $81,637 and $199,909 in 2008 and 2007, respectively.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements to the Form 5500 (in thousands):

	December 31, 2008	December 31, 2007
Net assets available for benefits per the financial statements	$128,867	$160,990
Adjustment from contract to fair value for fully benefit-responsive investment contracts	(6,437)	(1,759)

Net assets available for benefits per the Form 5500	$122,430	$159,231

	December 31, 2008	December 31, 2007
(Decrease) increase in net assets per the financial statements	$(32,123)	$2,934
Adjustment from contract to fair value for fully benefit-responsive investment contracts	(6,437)	(1,759)

Net (loss) income per Form 5500	$(38,560)	$1,175

9.	SUBSEQUENT EVENT

On January 1, 2009, Safeway changed the trustee and recordkeeper of the Plan to JPMorgan Chase Bank, N.A. and J.P. Morgan Retirement Plan Services, respectively. As part of this transition, the Plan made changes to certain investment options for participants. At December 31, 2008, investments in BlackRock S&P 500 Index Fund, ING International Value Fund and GoalManager (Conservative, Moderate and Aggressive) were sold and automatically transferred to SSgA S&P 500 Index-F, American Funds EuroPacific Growth-R5 and BGI Lifepath funds, respectively. As a result of these investment option changes, investments were sold prior to year end, but did not settle until January 3, 2009; the Plan had due from broker for securities sold of approximately $29.8 million as of December 31, 2008.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2008

(Dollars in thousands)

Current Value
Asset Name and Description

Common/Collective Trusts:
SEI Stable Asset Fund	$65,330

Common Stock:
* Safeway Inc. common stock (76,564 shares)	1,820

Mutual Funds:
PIMCO Total Return Fund (954,055 units)	9,674
Chesapeake Core Growth Fund (770,833 units)	7,662
Dodge & Cox Stock Fund (18,271 units)	1,359
RS Partners Fund (50,706 units)	912
Forward Emerald Growth Fund (82,378 units)	658

* Participant Loans (732 loans, interest rates ranging from 5.0% to 10.5%)	5,136

TOTAL	$92,551

*	Represents a party-in-interest transaction.